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                                                            Exhibit 10(ii)(A)(3)

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT
                              --------------------

                             CHIEF OPERATING OFFICER
                             -----------------------

         CHOICECARE CORPORATION (the "ChoiceCare Parent") and CHOICECARE HEALTH PLANS, INC. (the "ChoiceCare Operating Company" and with the ChoiceCare Parent and the ChoiceCare Operating Company being collectively referred to as the "Employer"), and JANE E. ROLLINSON ("Employee"), hereby agree as follows, effective as of the 1st day of January, 1997:


         1. RECITALS. Employer and Employee are currently parties to an employment agreement, the original form of which was adopted on June 27, 1995 and the form of which was amended and/or restated certain times since then. This Agreement amends and restates any prior employment agreement between Employer and Employee in its entirety, and supersedes any prior employment agreement between Employer and Employee, effective as of January 1, 1997.


         2. EMPLOYMENT. Employer agrees to employ Employee, and Employee accepts such employment, upon the terms and conditions set forth herein.


         3. EMPLOYEE'S RESPONSIBILITIES.

                  3.1 Employee shall serve as Chief Operating Officer of the ChoiceCare Parent and as the President of the ChoiceCare Operating Company. In such positions, Employee shall be responsible for the management and supervision of Employer's operations within her area of responsibility and perform such other duties and responsibilities as shall be requested by the Chief Executive Officers or the boards of directors of Employer, including serving as a senior executive and/or board member of any affiliated company. For purposes of this Agreement, an "affiliated company" means any corporation (other than the Employer) which, now or at any later time, is part of an unbroken chain of corporations (i) that includes the Employer and (ii) in which each corporation in such chain either owns at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain or has at least 50% of the total combined voting power of all classes of its stock owned by one of the other corporations in such chain.

                  3.2 Employee shall devote her full time and best efforts to her employment with Employer and perform diligently such duties as are required by Employer from time to time, which duties shall be consistent with Employee's position with Employer.



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                  3.3 Without the prior written consent of the ChoiceCare
Parent, which shall not be unreasonably withheld, during the term of this Agreement Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, for compensation or otherwise, except in the ordinary course of the business of Employer or any affiliated company. Notwithstanding the foregoing but subject to the following provisions, Employee may serve as a director or trustee of any company, on either a compensated or noncompensated basis, that is not a competitor of Employer or any affiliated company. Employee may retain any director fees, committee fees, stock options, restricted stock awards or other remuneration paid or given to Employee by any such company for such services as a director or trustee. Employee shall notify the ChoiceCare Parent of any appointment to a board of directors or board of trustees, and, notwithstanding the foregoing, Employee shall resign from any board upon the request of the ChoiceCare Parent, provided that the request has a reasonable basis. Employee may also retain any honoraria paid to her, provided that, if the honoraria to be paid for any one appearance or presentation exceeds $2,000, the Chief Executive Officer of the ChoiceCare Parent and the Chairman of the board of directors of the ChoiceCare Parent shall determine, in their sole discretion, whether Employee is entitled to retain the amount in excess of $2,000.


         4. TERM.

                  4.1 The initial term of this Agreement shall begin January 1, 1997 and end December 31, 1999.

                  4.2 This Agreement shall automatically be renewed at the end of its initial term (or at the end of any renewal term provided hereunder) for a renewal term of three additional years, unless Employer gives Employee, or unless Employee gives Employer, written notice by July 1 of the last contract year of the initial term of this Agreement (or by July 1 of the last contract year in which a renewal term of this Agreement is in effect) that this Agreement shall terminate at the end of the then-current term. If this Agreement terminates at the end of a then-current term by reason of Employer giving a timely written notice to Employee that this Agreement shall terminate at the end of the then-current term, then Employer shall be deemed to have terminated Employee's employment for purposes of the other provisions of this Agreement. On the other hand, if this Agreement terminates at the end of a then-current term by reason of Employee giving a timely written notice to Employer that this Agreement shall terminate at the end of the then-current term, then, except as may otherwise be provided under subsection 14.1 below or any other provision of this Agreement, Employee shall be deemed to have voluntarily resigned her employment with Employer for purposes of the other provisions of this Agreement.

                  4.3 For all purposes of this Agreement, a "contract year" means a calendar year, beginning January 1 and ending the following December 31, which occurs during the term of this Agreement. Also, for all purposes of this Agreement, a "contract term" means either the initial term of this Agreement or any renewal term of this Agreement. In addition,

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also for all purposes of this Agreement, any reference to the "then-current contract year" refers to the contract year which is then in effect and any reference to the "then-current term" refers to the contract term which is then in effect.


         5. COMPENSATION AND BENEFITS:  During the term of this Agreement:

                  5.1 Employee shall receive an initial base salary at the annual rate of $280,000, payable in equal consecutive bi-weekly installments. Such base salary shall be reviewed annually effective as of the first pay period beginning on or after January 1 of each contract year after the initial contract year of this Agreement, and shall be reviewed at other times if Employer substantially changes the responsibilities of Employee, and shall be adjusted on a basis consistent with the executive compensation philosophy of Employer. In no event shall Employee's base salary be reduced for any contract year (whether or not such contract year occurs in the initial term of this Agreement or in a renewal term of this Agreement) below her base salary for the immediately preceding contract year.

                  5.2 Employer may during the term of this Agreement, consistent with its approach to the rest of its executive group:

                      (a) Award an annual incentive to Employee based on Employer's overall success as a for-profit community resource, Employer's accomplishment of strategic imperatives, Employer's continuous improvements of quality outcomes and Employee's performance of her duties under this Agreement during the previous contract year, in accordance with Employer's Executive Annual Incentive Plan (the "Annual Incentive Plan"), as amended from time to time by the boards of directors of Employer. The amount of any incentive under the Annual Incentive Plan shall be determined by Employer's boards of directors in a manner consistent with the terms and practices of the Annual Incentive Plan. However, in the event of a change in control, the overall value of the annual incentive under the Annual Incentive Plan, as may be reasonably determined by the Employer's boards of directors (taking into account the possibility of meeting the goals which are used under such plan to determine if Employee is entitled to the incentive as well as the potential amount of the incentive), shall not be reduced for the contract year in which the change in control occurs or any subsequent contract year below the overall value of the annual incentive under such plan which has been established by the Employer prior to the change in control for the contract year in which the change in control occurs (or, if no annual incentive has been established for such contract year by the time of the change in control, for the next preceding contract year);

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                      (b)   Award an incentive to Employee pursuant to the
                            provisions of Employer's Executive Long-Term
                            Incentive Plan (the "Long-Term Plan"), as amended from time to time by the boards of directors of Employer. The amount of any incentive under the Long-Term Plan shall be determined by Employer's boards of directors in a manner consistent with the terms and practices of the Long-Term Plan. However, in the event of a change in control, in no event shall the overall value of the incentive under the Long-Term Plan which has been established by the Employer prior to the change in control with respect to the contract year which begins January 1, 1997, as may be reasonably determined by the Employer's boards of directors, be reduced; and

                      (c) Cause awards to be granted to Employee pursuant to the provisions of Employer's 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan"), as amended from time to time by the boards of directors of Employer. The amount of any award granted under the Stock Incentive Plan shall be determined by Employer's boards of directors in a manner consistent with the terms and practices of the Stock Incentive Plan.

         5.3 Employee shall be entitled during the term of this Agreement to:

                      (a) Paid vacation as established under Employer's paid time off policy. Vacation use and carryover rules will be in accordance with the rules established for other executives of Employer. However, in the event of a change in control, the overall value of such vacation benefits, as may reasonably be determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect than the value of the vacation benefits provided Employee under this Agreement immediately prior to the change in control.

                      (b) Tax-qualified retirement plan benefits, disability insurance benefits, group term life insurance benefits, medical benefits, dental benefits and such other similar employment privileges, perquisites and benefits as are afforded generally from time to time to other members of the executive management group of Employer. However, in the event of a change in control, the overall value of such benefits, considered in the aggregate and as may be reasonably determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect than the value of the tax-qualified retirement plan benefits, disability insurance benefits,

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                            group term life insurance benefits, medical
                            benefits, dental benefits and such other similar employment privileges, perquisites and benefits provided Employee under this Agreement immediately prior to the change in control.

                      (c) Participate in the Supplemental Executive Retirement Plan ("SERP") attached hereto as Exhibit A, in accordance with the terms of SERP. However, in event of a change in control, the percent of Employee's compensation allocated to the SERP shall not be reduced for any contract year which ends after the change in control below the percent of her compensation which is allocated to the SERP for the immediately preceding contract year.

                      Employee (or, if applicable, any other recipient of any benefits provided under this subsection 5.3) shall be solely responsible and liable for payment of any taxes imposed on Employee (or, if applicable, such recipient) resulting from the provision of any benefits under this subsection 5.3, including but not limited to any life insurance benefits.

                  5.4 Employer shall reimburse Employee (or provide an expense allowance) for travel, entertainment, continuing education and other expenses which are reasonably incurred by Employee in the promotion of Employer's business, provided Employee provides a proper accounting for such expenses.


         6. TERMINATION; SEVERANCE BENEFITS.

                  6.1 Employer may terminate this Agreement and Employee's employment hereunder at any time for Cause. If Employee's employment hereunder is terminated for Cause, Employee shall not be entitled to any payments or benefits hereunder except for (i) unpaid salary already earned and (ii) unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided. For all purposes of this Agreement, "Cause" means:

                      (a) Employee's fraud, dishonesty or willful misconduct in the performance of her duties to Employer; or

                      (b) Employee's material breach of any material provision of this Agreement; provided that a material breach shall not be deemed to have occurred if Employee's breach relates to the receipt of a payment of money and Employee cures such breach within thirty (30) days of receipt by Employee of a written notice of such breach.

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                  6.2 If Employee's employment hereunder terminates because of her voluntary resignation as an employee of Employer, then, except as may otherwise be provided under Section 8 below or any other provision of this Agreement, Employee shall not be entitled to any payments or benefits hereunder except for (i) salary already earned and (ii) unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

                  6.3 If Employee's employment hereunder terminates by reason of her death, then, in addition to any other payment which may be provided under subsection 8.2 below or any other provision of this Agreement, Employee's estate (or, where applicable or the context requires, the surviving members of her family or her beneficiaries) shall be entitled to (i) her unpaid salary which has already been earned, (ii) an amount equal to the product obtained by multiplying her targeted incentives with respect to the contract year in which her termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days she was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, (iii) any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iv) any benefits due under any group term life insurance benefits in effect for her at the time of her death under subsection 5.3(b) above and (v) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested (or vest by reason of her death) and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

                  6.4 If Employee's employment hereunder terminates by reason of her permanent disability, then, in addition to any other payment which may be provided under subsection 8.2 below or any other provision of this Agreement, Employee shall be entitled to (i) her unpaid salary which has already been earned, (ii) an amount equal to the product obtained by multiplying her targeted incentives with respect to the contract year in which her termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days she was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, (iii) any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iv) any benefits due her under any disability insurance applicable to her and in effect at the time she becomes permanently disabled under subsection 5.3(b) above and (v) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested (or vest by reason of her permanent disability) and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided. For all purposes of this Agreement, Employee shall be deemed to be "permanently disabled" and to have incurred a "permanent disability" if she, by reason of her physical or mental injury,

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illness or condition, is determined to be disabled for a period which is expected will exist until her death under the disability insurance which is then in effect for her under subsection 5.3(b) above.

                  6.5 Employer shall have the right to terminate Employee's employment hereunder without Cause at any time. In the event Employee's employment with Employer terminates for any reason other than Cause, Employee's death or permanent disability or her voluntary resignation, then, except as may otherwise be provided under Sections 7 and 8 below or any other provision of this Agreement, Employee shall be entitled to (i) her unpaid salary which has already been earned, (ii) an amount equal to the product obtained by multiplying her targeted incentives with respect to the contract year in which her termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days she was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, (iii) any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment) and (iv) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided. In addition, subject to the immediately following sentence and provided Employee agrees not to file any administrative charge or lawsuit relating to her prior employment with Employer and agrees to release Employer and all of its then current and former directors, trustees, officers, employees, agents, members and affiliated companies from any and all claims, in such form as is determined by Employer and consistent with Employer's normal practices concerning employee releases, Employer: (i) shall pay for executive outplacement services for Employee, up to a maximum cost of $25,000 (adjusted annually in accordance with the CPI), through a mutually agreeable outplacement consulting firm; and (ii) shall make in this situation severance payments to Employee, payable on a bi-weekly basis, equal to Employee's base rate of salary in effect at the time of her termination of employment. The severance payments provided under the immediately preceding sentence shall be made with respect to the period following Employee's termination of employment until the end of the twelve month period beginning on the date of Employee's termination of employment with Employer.

                  6.6 At any time that Employee is receiving compensation or payments pursuant to subsection 6.5 above, Employee shall continue to participate in the health, disability and life insurance plans of Employer applicable to executive employees of Employer or be provided comparable benefits.


         7. PAYMENT FOLLOWING A CHANGE IN CONTROL AND INVOLUNTARY TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall apply in the event of a change in control (as is defined below):


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                  7.1 In the event of a change in control and upon the request of Employer, Employee agrees (i) that she shall remain as an employee of Employer for a period ending no earlier than the earliest of the last day of the period requested by Employer that Employee remain an employee after the change in control, the day which is twelve months after the change in control or the last day of the then-current term and (ii) that, should Employee voluntarily resign from her employment with Employer after the change in control but before the earliest of such days, she shall not be entitled to any benefits under this
Section 7.

                  7.2 Subject to the foregoing, if a change in control occurs and Employee's employment with Employer terminates for any reason, other than for Cause, Employee's death or permanent disability or her voluntary resignation, during the period which begins six months prior to the date of the change in control and ends one year after the date of the change in control, Employee shall be entitled to a lump sum payment, which is made within 60 days after the later of Employee's termination of employment or the change in control, in an amount equal to four times the sum of: (i) Employee's then-current annual base rate of salary; (ii) the amount set forth by Employer as the target for Employee's incentive for the then-current contract year under the Annual Incentive Plan; and (iii) if the contract year in which the change in control occurs is 1997, the amount set forth by Employer as the target for Employee's incentive for the 1997 contract year under the Long-Term Plan. Notwithstanding the foregoing, the amount of any payment otherwise required by the immediately preceding sentence shall be reduced by the amount of any payment that Employee has previously received (or is entitled to receive within 60 days of her termination of employment) under subsection 8.1, 8.2, 8.3 or 8.4 below. Further, Employee shall also, if she is entitled to the payment described in the foregoing sentences of this subsection 7.2, be paid an amount equal to the product obtained by multiplying her targeted incentives with respect to the contract year in which her termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days she was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, plus any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment).

                  7.3 If a change in control payment described in subsection 7.2 above is made, then, notwithstanding any other provision of this Agreement to the contrary, Employee shall not be entitled to any payments under Section 6 above that relate to any period which ends after her termination of employment and that are based upon or calculated with respect to Employee's base salary, then-current or otherwise, or the Annual Incentive Plan or Long-Term Plan.

                  7.4 For all purposes of this Agreement, a "change in control" means and occurs on the date of: (i) the election of persons constituting more than 33-1/3% of the whole number of directors of the ChoiceCare Parent, if such persons were not nominated by the nominating committee of the ChoiceCare Parent or, if so nominated, were not recommended by a majority of the directors in office prior to being nominated by such nominating committee

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unless the person nominated is nominated to take the place of an individual previously so recommended by the directors who has died, become disabled or chose not to serve, in which event that nominee shall be deemed to be recommended by the majority of the directors in office if such majority recommends that nominee at the meeting of directors next following the nomination of such person; (ii) any consolidation or merger of the ChoiceCare Parent if, within two years after such consolidation or merger, individuals who were directors of the ChoiceCare Parent immediately prior to such consolidation or merger cease to constitute at least 66-2/3% of the board of directors of the ChoiceCare Parent or its successor by consolidation or merger; (iii) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions (and other than to a directly or indirectly majority-owned subsidiary of the ChoiceCare Parent) of all, or substantially all, of the assets of the ChoiceCare Parent; (iv) the sale, whether by outright purchase, merger, consolidation, reorganization or other form of transaction (not including a reorganization solely involving affiliated companies), or the execution of a definitive agreement (subject only to regulatory approvals or other similar conditions) for the sale, of at least 33-1/3% of the ownership and/or voting interests in any direct or indirect subsidiary or subsidiaries of the ChoiceCare Parent if such subsidiary or subsidiaries before such sale held assets that constituted all or substantially all of the assets of the ChoiceCare Parent and its direct and indirect subsidiaries on a consolidated basis; (v) the sale, whether by outright purchase, merger, consolidation, reorganization or other form of transaction (not including a reorganization solely involving affiliated companies), or the execution of a definitive agreement (subject only to regulatory approvals or other similar conditions) for the sale, of at least 33-1/3% of the ownership and/or voting interests in the ChoiceCare Parent to one purchaser, related purchasers or several purchasers acting directly or indirectly in concert; or (vi) the approval by the shareholders of the ChoiceCare Parent of any plan or proposal for the liquidation of dissolution of the ChoiceCare Parent.


         8. RETENTION INCENTIVE. If a change in control (as defined in subsection 7.4 above) or a strategic investor purchase (as is defined below) occurs while this Agreement is in effect, then Employee will be eligible for a retention incentive (in addition to any other payments or benefits provided under the other provisions of this Agreement, including but not limited to the provisions of Sections 5 and 6 above) in accordance with the following provisions:

                  8.1 If Employee is continuously employed by Employer to the end of the retention incentive period (as is defined below), then Employee shall be entitled to a retention incentive under this Section 8 which is payable in a lump sum within 60 days after the end of such retention incentive period and which is equal to the lesser of (i) an amount equal to three and one-half (3.5) times her annual base rate of salary in effect on the date of the change in control or strategic investor purchase, as applicable and whichever is earlier, or (ii) $1,000,000.

                  8.2 If Employee's employment with Employer is terminated after the earlier of a change in control or a strategic investor purchase but prior to the end of the retention incentive period by reason of her death or her permanent disability (as defined in subsection 6.4 above), then Employee shall be entitled to a retention incentive under this

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Section 8 which is payable in a lump sum within 60 days after Employee's death or the date Employer reasonably determines Employee has incurred a permanent disability, as appropriate, and which is equal to the product obtained by multiplying (i) the retention incentive that would be paid Employee under subsection 8.1 above by reason of the change in control or strategic investor purchase if Employee had been continuously employed by Employer to the end of the retention incentive period by (ii) a percentage which is determined in accordance with the immediately following sentence. The percentage to be used in the immediately preceding sentence shall be: (i) 20% if the duration of the period from the earlier of the change in control or strategic investor purchase to the date of Employee's termination of employment is less than one year; (ii) 50% if the duration of the period from the earlier of the change in control or strategic investor purchase to the date of Employee's termination of employment is at least one year but less than two years; and (iii) 100% if the duration of the period from the earlier of the change in control or strategic investor purchase to the date of Employee's termination of employment is at least two years.

                  8.3 If, after a strategic investor purchase but prior to both a change in control and the end of the retention incentive period, Employee's employment with Employer is terminated for any reason other than Cause, Employee's death or permanent disability or her voluntary resignation, then Employee shall be entitled to a retention incentive under this Section 8 which is payable in a lump sum within 60 days after Employee's termination of employment and which is equal to the product obtained by multiplying (i) the incentive that would be paid Employee under subsection 8.1 above by reason of the strategic investor purchase if Employee had been continuously employed by Employer to the end of the retention incentive period by (ii) a percentage which is determined in accordance with the immediately following sentence. The percentage to be used in the immediately preceding sentence shall be: (i) 20% if the duration of the period from the strategic investor purchase to the date of Employee's termination of employment is less than one year; (ii) 50% if the duration of the period from the strategic investor purchase to the date of Employee's termination of employment is at least one year but less than two years; and (iii) 100% if the duration of the period from the strategic investor purchase to the date of Employee's termination of employment is at least two years.

                  8.4 If, after one year has expired after a change in control but prior to the end of the retention incentive period, Employee's employment with Employer is terminated for any reason other than Cause, Employee's death or permanent disability or her voluntary resignation, then Employee shall be entitled to a retention incentive under this Section 8 which is payable in a lump sum within 60 days after Employee's termination of employment and which is equal to the retention incentive that would be paid Employee under subsection
8.1 above by reason of the change in control or, if applicable, an earlier strategic investor purchase if Employee had been continuously employed by Employer to the end of the retention incentive period.

                  8.5 If, after one year has expired after a change in control but prior to the end of the retention incentive period, Employee's employment with Employer terminates by reason of her voluntary resignation, then, provided Employee agrees not to file any administrative

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charge or lawsuit relating to her prior employment with Employer and agrees to release Employer and all of its then current and former directors, trustees, officers, employees, agents, members and affiliated companies from any and all claims, in such form as is determined by Employer and consistent with Employer's normal practices concerning employee releases, Employee shall be entitled to a retention incentive under this Section 8 which is payable in installments, on a bi-weekly basis, equal to Employee's base rate of salary in effect at the time of her termination of employment. The payments provided under this subsection
8.5 shall be made with respect to the period following Employee's termination of employment until the end of the one year period beginning on the date of Employee's termination of employment with Employer.

                  8.6 Notwithstanding any other provision of this Section 8 to the contrary, no more than one retention incentive may be paid under this
Section 8, and thus the payment of any retention incentive under any subsection of this Section 8 shall terminate and nullify any right of Employee to any additional incentive which may otherwise arise under another subsection of this
Section 8.

                  8.7 For purposes of this Agreement, a "strategic investor purchase" means, and occurs on the date of, the purchase or obtaining by any person, corporation, partnership or other organization of stock possessing less than 33-1/3% of the total combined voting power of all classes of stock of the ChoiceCare Parent together with the option or right to purchase in the future additional stock of the ChoiceCare Parent which would permit such person, corporation, partnership or other organization to own stock possessing 33-1/3% or more of the total combined voting power of all classes of stock of the ChoiceCare Parent. In addition, for purposes of this Agreement, the "retention incentive period" means the period which begins on the date immediately following the earlier of a change in control or a strategic investor purchase (such date referred to herein as the "beginning date") and which ends on the date which is three years after the beginning date.


         9. NON-COMPETE COVENANTS AND CONFIDENTIAL INFORMATION.

                  9.1 Employee agrees that during the term of this Agreement and for a period of one year after her termination of employment with Employer for any reason whatsoever (or, if Employee either is entitled to a retention incentive under Section 8 above after such termination of employment or has been paid a retention incentive under Section 8 above prior to such termination of employment, for a period of two years after such termination of employment), Employee shall not, without the express written consent of Employer, anywhere in the United States where the Employer was doing business or actively planning to do business during Employee's term of employment: (i) compete with Employer in the managed health care business; or (ii) interfere with, disrupt or attempt to interfere with or disrupt the relationship between Employer and any person or business that was a customer, supplier, lessor, contractor or employee of Employer during Employee's term of employment with Employer. Notwithstanding the above, Employee may, without breaching the provisions of this subsection 9.1, work for an employer in the managed health care business or an employer that interferes, disrupts or attempts to interfere with or disrupt the relationship between Employer and any person or business that was a customer, supplier, lessor, contractor or employee of Employer during Employee's term of employment with Employer, provided that: (i) no more than ten percent (10%) of such new employer's business is conducted in areas where Employer is conducting business as of the date of termination of the employment of Employee with Employer; (ii) such new employer does not provide either health insurance or managed care services to ten percent (10%) or more of the population in the areas where Employer is conducting business as of the termination of employment of Employee with Employer; or (iii) the markets in which Employer is conducting, or actively planning to conduct, business as of the date of termination of Employee's termination with Employer and for which Employee will have certain duties or responsibilities with the new employer, as measured by revenues or enrollment within such areas, do not exceed ten percent (10%) of all markets for which Employee will have certain duties or responsibilities with the new employer, as measured by revenues or enrollment within all such markets (provided that this clause (iii) shall not apply if Employee has voluntarily resigned her employment with Employer other than by a voluntary resignation which still results in an amount being payable under subsection 8.5 above). For purposes of this subsection 9.1, if Employee, at the time of Employee's termination of employment with Employer, only has duties and responsibilities with Employer as to certain specified, and not all, areas or markets in which Employer then does business, then any reference to "Employer" in this subsection
9.1 shall be deemed to refer only to the part of the Employer which involves the areas and markets in which Employee has duties and responsibilities at the time of her termination of employment with Employer.

                  9.2 Employee agrees that, during the term of this Agreement or at any time thereafter, Employee will not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Employer or any affiliated companies, the customer lists, proprietary organizational methods or other trade secrets of Employer or any affiliated companies, it being acknowledged by Employee that all such information regarding the business of Employer and affiliated companies compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer is confidential information and Employer's exclusive property.

                  9.3 Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Employee's violation of any legally enforceable provision of this Section 9, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order and permanent injunction restraining any threatened or further breach. However, nothing in this Section 9 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 9 which may be pursued or availed of by Employer.

                  9.4 Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Employer under the provisions of this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee which is caused by the provisions of this Section 9.


         10. SEVERABLE PROVISION. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.


         11. ASSIGNMENTS AND BINDING AGREEMENT. This Agreement may not be assigned by one party hereto without the consent of the other, except that this Agreement may be assigned by Employer to any affiliated company. Notwithstanding the foregoing general restriction on voluntary assignments, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, personal representatives and estates, which successors and assigns in the case of Employer shall include (i) any affiliated company to which this Agreement is assigned by Employer, (ii) any successor of the ChoiceCare Parent or the ChoiceCare Operating Company by merger, combination or reorganization in any manner, whether such successor is a corporation, limited liability company, partnership (either general or limited), business trust or other organization or person, and whether or not such successor is a successor by operation of law, (iii) any recipient of materially all the assets and/or business of Employer in liquidation or distribution or by way of contribution of capital, (iv) any successor to materially all the assets and/or business of Employer by purchase or exchange, either singly or in combination, or (v) any combination of the foregoing. Employer covenants that it will make no distribution or contribution of assets and/or business as described in clause
(iii) of the immediately preceding sentence nor enter into any agreement of sale or exchange of assets and/or business as described in clause (iv) of the immediately preceding sentence without requiring the recipient(s) of such assets or business to assume the obligations of Employer in this Agreement as a co-obligor.


         12. NOTICES. Any notice to be given under this Agreement to any party hereto shall be deemed duly given if it is personally delivered in writing or it is posted in the United States mails, postage prepaid, registered or certified, return receipt requested. Further, if mailed to Employer, such a notice shall be addressed to the ChoiceCare Parent at its principal place of business. If mailed to Employee, such a notice shall be addressed to him at her home address last shown on the records of Employer (or at such other address or addresses as Employee may hereafter designate in writing to Employer).


         13. WAIVER. The failure of any party hereto to this Agreement to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to her or it under the circumstances.


         14. MISCELLANEOUS.

                  14.1 For all purposes of this Agreement, Employee's resignation from her employment with Employer shall be deemed not to constitute a voluntary resignation, and instead to be treated as a termination of her employment by Employer, if: (i) such resignation occurs at least 120 days after, and no more than 180 days after, Employer either (a) changes the principal party to which Employee reports and which has the responsibility to evaluate Employee's performance to a party which is not either the Chief Executive Officer of the ChoiceCare Operating Company, the Chief Executive Officer of the ChoiceCare Parent or the Chief Executive Officer of any corporation which owns at least 80% of the ChoiceCare Parent or (b) reduces or changes Employee's duties to those which are not consistent with an employment status which, if held in comparable health care organizations in the U.S., would provide a level of salary and benefits which is at least 90% of the level of total compensation and benefits provided Employee under this Agreement (as determined under reasonable employment surveys typically used by Employer in determining salary and benefit levels for its executive group); or (ii) such resignation occurs after Employer requires Employee to change her principal work location by at least 50 miles and Employee refuses to make such move. In the event Employee's resignation from her employment with Employer is treated as a termination of her employment by Employer by reason of the provisions of clause (i) of the immediately preceding sentence, then, for purposes of determining Employee's rights to any change in control payment described in subsection 7.2 above or any retention incentive payment under Section 8 above, Employee shall be deemed to have had her employment with Employer terminated by Employer on the date that Employer took the action described in clause (i) of the immediately preceding sentence which is applicable to Employee's resignation.

                  14.2 The captions set forth in this Agreement are for convenience and reference only and shall not be deemed to construe or interpret any term or provision set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

                  14.3 If the firm of independent outside auditors then used by Employer (the "Auditors") determine that any payment or distribution by Employer to or for the benefit of Employee, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise, would be subject to tax as an excess parachute payment pursuant to the provisions of
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code), then, notwithstanding any other provision of this Agreement to the contrary, Employer shall "gross up" such payment or distribution so that the net amount of such payment or distribution, after taking into consideration the payment of the tax imposed on Employee under Section 4999 of the Code, is the same as the amount that such payment or distribution would be if no such tax applied.


         15. ARBITRATION. Any dispute or disagreement among the parties hereto shall be submitted to mandatory and binding arbitration at the election of any party hereto. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Cincinnati, Ohio. The ChoiceCare Parent and the ChoiceCare Operating Company shall together select one arbitrator, Employee shall select one arbitrator and the two selected arbitrators shall select a third arbitrator. The decision of the arbitrators, and any award rendered therein, shall be final, conclusive and binding upon the parties hereto and any judgment thereon may be entered and enforced in any court of competent jurisdiction. Employer shall bear 50% of all fees, costs and expenses of the arbitration, Employee shall bear 50% of all fees, costs and expenses of the arbitration and each party will bear all the fees, costs and expenses of his or its own attorneys, experts and witnesses.


        Signed at Cincinnati, Ohio on the 25 day of April, 1997.
                                          --        ------


                              EMPLOYER:

                              ChoiceCare Corporation


                              By: /s/ Daniel A. Gregorie
                                  ------------------------------------

                              ChoiceCare Health Plans, Inc.


                              By: /s/ Daniel A. Gregorie
                                  ------------------------------------

                              EMPLOYEE:


                              /s/ Jane E. Rollinson
                              ----------------------------------------
                                  Jane E. Rollinson